Exhibit 3.67

RECEIVED
STATE OF TENNESSEE
2005 SEP 29 PM 3:52
RILEY DARNELL
SECRETARY OF STATE

CERTIFICATE OF FORMATION
OF
COLUMBUS HOSPITAL PARTNERS, LLC

Pursuant to the provisions of §48-203-102 of the Tennessee Limited Liability Company Act, the undersigned hereby submits the following statement.

1. The limited liability company will be formed at 11:59 p.m. on September 30, 2005.

Signature Date: September 28, 2005

COLUMBUS HOSPITAL PARTNERS, LLC

John J. Faldetta, Jr., Authorized Person